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                                                     November 12, 1999
                                                     9678-7841


MacDermid, Incorporated
245 Freight Street
Waterbury, CT 06702

         Re: REGISTRATION STATEMENT ON FORM S-4, AS AMENDED BY POST-EFFECTIVE AMENDMENT NO. 2

Ladies and Gentlemen:

         We have acted as counsel to MacDermid, Incorporated, a Connecticut corporation ("MacDermid"), in connection with (i) the Merger, as defined and described in the Plan and Agreement of Merger dated as of February 18, 1999, as amended by a First Amendment dated as of July 27, 1999, a Second Amendment dated as of September 13, 1999 and a Third Amendment dated as of October 29, 1999 (as so amended, the "Merger Agreement") by and among MacDermid, MCD Acquisition Corp., a Delaware corporation ("Merger Subsidiary") and a wholly owned subsidiary of MacDermid, PTI, Inc., a Delaware corporation ("PTI"), and Citicorp Venture Capital, Ltd., a New York corporation ("CVC") and (ii) the preparation and filing of the related Registration Statement on Form S-4, as amended by a Post-Effective Amendment No. 2 thereto (together, the "Registration Statement"), which includes the Joint Proxy Statement-Prospectus (the "Proxy Statement"), filed with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934, as amended. Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Merger Agreement.

         In connection with this opinion, we have examined the Merger Agreement, the Proxy Statement and such other documents as we have deemed necessary or appropriate in order to enable us to render this opinion. For purposes of this opinion, we have assumed (i) the validity and accuracy of the documents that we have examined, (ii) that the Merger will be consummated in the manner described in the Merger Agreement and the Proxy Statement, and (iii) that the representations made and the representations to be made by MacDermid and the Merger Subsidiary pursuant to Section 5 of the Merger Agreement, PTI pursuant to
Section 3 of the Merger Agreement, CVC pursuant to Section 4 of the Merger Agreement, and the officers of each of the aforementioned entities pursuant to certain respective officer's certificates, are and will be accurate and complete. In rendering our opinion, we have


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MacDermid, Incorporated
November 12, 1999
Page 2


considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Department regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service (the "Service") and such other authorities as we have considered relevant. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time (possibly with retroactive effect). A change in the authorities or the inaccuracy of any of the documents or assumptions on which our opinion is based could affect our conclusions.

         Based solely upon the foregoing, in our opinion, the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and MacDermid, Merger Subsidiary and PTI will each be a party to the reorganization within the meaning of Section 368(b) of the Code, and accordingly, for Federal income tax purposes:

         (i) No gain or loss will be recognized by MacDermid or PTI as a result of the Merger; and

         (ii) There will be no Federal income tax consequences arising from the Merger due solely to status as a MacDermid shareholder prior to the Merger.

         The preceding are all of the material U.S. Federal income tax consequences of the Merger to MacDermid and shareholders of MacDermid. Our opinion does not address, however, Federal income tax consequences which may vary with, or are contingent upon, a shareholder's individual circumstances. In addition, our opinion does not address any non-income tax or any foreign, state or local tax consequences of the Merger.

         This opinion is furnished to you solely for use in connection with the Merger, as described in the Merger Agreement and the Proxy Statement, and is not to be used, circulated, quoted or otherwise referred to for any other purpose without our express written permission. In accordance with the requirements of
Item 601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the discussion of this opinion in the Proxy Statement, to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the headings "MERGER TRANSACTION - Material Federal Tax Consequences of the Merger to MacDermid Shareholders," "MERGER AGREEMENT - Conditions to the Merger" and "LEGAL MATTERS" in the Proxy Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

                                          Very truly yours,

                                          /s/Nutter, McClennen & Fish, LLP

                                          NUTTER, MCCLENNEN & FISH, LLP